Exhibit 5.1

FAEGRE BAKER DANIELS LLP

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone (612) 766-7000

Facsimile (612) 766-1600

February 23, 2012

Board of Directors

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, MN 55359

Re:	Proto Labs, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of up to an aggregate of 7,816,366 shares of common stock, par value $0.001 per share, of Proto Labs, Inc., a Minnesota corporation (the “Company”), including: (i) 4,112,066 shares (the “2012 Plan Shares”) pursuant to the 2012 Long-Term Incentive Plan (the “2012 Plan”), (ii) 1,500,000 shares (the “ESPP Shares”) pursuant to the Employee Stock Purchase Plan (the “ESPP”), (iii) 2,099,300 shares (the “2000 Plan Shares”) pursuant to the 2000 Stock Option Plan (the “2000 Plan” and, together with the 2012 Plan and the ESPP, the “Plans”); and (iv) 105,000 shares (the “Warrant Shares”) pursuant to a Stock Subscription Warrant (the “Warrant”). We have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company, has been taken to authorize the issuance and sale of the 2012 Plan Shares, the ESPP Shares, the 2000 Plan Shares and the Warrant Shares (collectively, the “Shares”) to be issued in accordance with the Plans and the Warrant and that, when issued and sold as contemplated in the Registration Statement and in accordance with the Plans and the Warrant, the Shares will be legally issued, fully paid and nonassessable.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company’s Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plans prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The foregoing opinions are limited to the Business Corporation Act of the State of Minnesota and the federal laws of the United States of America.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns